Exhibit 99.1

RHI ENTERTAINMENT ANNOUNCES RESULTS FOR THE THIRD QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2009
New York, NY — November 10, 2009 — RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of made-for-television (MFT) movies, miniseries, and other television programming, today reported its financial results for the third quarter and nine months ended September 30, 2009.
“The third quarter was a difficult one for our business as our financial results were once again impacted by a challenging advertising environment,” said Robert Halmi, Jr., President and Chief Executive Officer of RHI Entertainment, Inc. “Last quarter we noted that we were seeing incremental improvement of market conditions and this continues to be the case. However, despite the signs of stabilization, we continue to experience weakness in market prices and sales volume. While customers remain cautious and are opting to defer some of their programming decisions, we do expect to deliver approximately 27 original films for the full year, the majority of which will be delivered in November and December.”
Mr. Halmi continued, “Against this backdrop of soft market conditions, we are focused on tight management of our operations and cost structure. We are continuing to look at ways to improve the profitability of our production business, monetize our film library and reduce our SG&A. We remain committed to generating free cash flow which we intend to use to de-lever our business, albeit at a significantly slower rate than we had originally forecast. Looking ahead, we remain confident in RHI’s business model and believe our efforts to improve performance will pay dividends for our business in the quarters ahead.”
Three Months Ended September 30, 2009
Total revenue for the three months ended September 30, 2009 was $9.5 million, a reduction of 82 percent from $53.5 million in the third quarter of 2008. Library revenue decreased 78 percent to $6.9 million in the three months ended September 30, 2009, versus $31.7 million in the third quarter of 2008. The decline in library revenue reflects the continued slow-down in sales activity experienced in the fourth quarter of 2008 and much of 2009. While demand for library product has begun to improve, there is continued pressure on pricing and volume, which was confirmed during the Company’s participation at the MIPCOM industry conference in October. In addition, due to market conditions, the Company has experienced unanticipated delays in completing some transactions for library product. As a result, when compared to the prior year, a higher percentage of the Company’s 2009 library sales activity is expected to fall into the fourth quarter of 2009.

During the third quarter of 2008, one library sale to a customer, to whom the Company continues to license product, accounted for $20.4 million of library revenue. There were no comparable licensing deals of this magnitude during the third quarter of 2009. Also contributing to the decrease in library revenue was a $3.1 million decrease in revenue from the distribution of programming on ION during the three months ended September 30, 2009 compared to the prior year period as a result of the termination of the arrangement with ION as of June 30, 2009.
Production revenue decreased to $2.6 million during the third quarter of 2009, compared to $21.8 million in the prior year period. The decline in production revenue is primarily attributable to the delivery of fewer films in the three months ended September 30, 2009 as compared to the same period last year. During the third quarter of 2009, RHI delivered one original MFT movie, compared to five original MFT movies and two original mini-series during the three months ended September 30, 2008. The delay and reduction in the number of films delivered is due primarily to the continued softness in the broader economy and on-going weakness in the global advertising market. As a result, for the full year 2009, RHI now expects to deliver approximately 27 films, the majority of which will be delivered in November and December. The Company delivered 35 films in 2008.
Cost of sales for the three months ended September 30, 2009 was $17.7 million, compared to $38.2 million during the comparable period of 2008. Cost of sales is generally comprised of film cost amortization, film production cost impairment charges, certain distribution expenses and, through June 30, 2009, the amortization of minimum guarantee payments to ION. While film cost amortization as a percentage of revenue was slightly higher in 2009 versus 2008, the decrease in gross profit percentage during the third quarter of 2009 was primarily the result of the reduction in revenue in the third quarter and the fact that distribution expenses do not directly correlate to the recognized revenue. Also contributing to the decrease was the reduction in ultimate revenues and resulting film production cost impairment charges.
As a result of its quarterly ultimate revenue analysis and in light of continued weakness in market prices and sales volume, the Company reduced the ultimate revenues for certain films in its library. This reduction in ultimate revenues resulted in an increase to film cost amortization for the three months ended September 30, 2009 of $0.4 million associated with year-to-date revenue recognized. This reduction in ultimate revenues also resulted in a decrease in the fair value of certain films to an amount below their net book value. As a result, $7.0 million of film production cost impairment charges were recorded during the three months ended September 30, 2009 to reduce the net book value of 30 films to an amount approximating their fair value.
Selling, general and administrative (“SG&A”) expenses decreased $1.2 million to $8.6 million in the three months ended September 30, 2009, from $9.8 million in the same period in 2008. The reduction is primarily attributable to a decline in expenses associated with the marketing and promotion of the Company’s programming on ION. During the three months ended September 30, 2008, the Company incurred approximately $0.8 million of costs associated with the marketing and promotion of programming on ION, compared to credits of $0.6 million during the three months ended September 30, 2009 due to the reversal of certain accrued liabilities associated with the termination of the ION arrangement. Also contributing to the decrease in SG&A were reductions to corporate overhead begun in the fourth quarter of 2008.
Other income for the third quarter of 2009 totaled $0.9 million, compared to an expense of $1.0 million in the same period of 2008. Other income for the three months ended September 30, 2009 includes a gain of $0.5 million for the change in fair market value of the Company’s interest rate swaps and $0.4 million of realized foreign currency gains resulting from the settlement of customer accounts denominated in foreign currencies. Other expense for the third quarter of 2008 was primarily related to foreign exchange losses.
Interest expense, net increased $2.6 million to $12.4 million for the third quarter from $9.9 million during the comparable period in 2008. The increase in interest expense is primarily due to amortization of the fair market value of the interest rate swaps de-designated as hedges. In April 2009, the Company amended its existing interest rate swap agreements and de-designated them as cash flow hedges requiring that the fair market value of the swaps immediately preceding the amendments be amortized as interest expense for the period of April 21, 2009 through April 27, 2010, which is the maturity date of the original swaps.
The Company reported an Adjusted EBITDA loss of $24.2 million for the three months ended September 30, 2009, compared to a gain of $8.9 million in the third quarter of 2008.
Loss before non-controlling interest in loss of consolidated entity for the third quarter of 2009 totaled $29.0 million, compared to a loss of $6.1 million in the same period of 2008. Loss per share for the three months ended September 30, 2009 was $1.24 as compared to $0.26 for the same period of 2008.
Nine Months Ended September 30, 2009
Total revenue for the nine months ended September 30, 2009 was $45.2 million, a reduction of 65 percent from $129.2 million in the first nine months of 2008. Library revenue decreased 69 percent to $30.8 million in the nine months ended September 30, 2009, versus $99.8 million in the prior year period. The decline in library revenue reflects the continued impact of the slow-down in sales activity experienced in the fourth quarter of 2008 and much of 2009. Further, during the first nine months of 2008, sales to a customer, to whom the Company continues to license product, accounted for $54.0 million of library revenue. There were no comparable license deals of this size during the first nine months of 2009.
Also contributing to the decrease in library revenue was a $6.2 million decrease in revenue from the distribution of programming on ION during the nine months ended September 30, 2009 compared to the prior year period as a result of the termination of RHI’s agreement with ION as of June 30, 2009 and a weaker advertising sales market.
Production revenue decreased 51 percent to $14.4 million during the nine months ended September 30, 2009, compared to $29.4 million in the prior year period. RHI delivered five original MFT movies and two original mini-series in the nine-months ended September 30, 2009, compared with 14 original MFT movies and two original mini-series in the prior year period. The decline in production revenue is primarily attributable to lower license fees recognized on the two- original mini-series delivered in the first nine months of 2009 compared to the two original mini-series delivered in the same period last year. Partially offsetting this decline was the fact that several of the films delivered in the first half of 2008 premiered on video-on-demand prior to the initial broadcast term, resulting in a delay in recognizing initial license fee revenue. The delay in delivery of films and the reduction in the total number of films delivered in the first nine months of 2009 is a reflection of the persistent weakness in the broader market and on-going softness in the global advertising markets.
Cost of sales for the nine months ended September 30, 2009 was $49.6 million, compared to $88.9 million during the comparable period of 2008. Cost of sales is comprised of film cost amortization, film production cost impairment charges, certain distribution expenses and, through June 30, 2009, the amortization of minimum guarantee payments to ION. While film cost amortization as a percentage of revenue was slightly higher in 2009 versus 2008, the decrease in gross profit during the third quarter of 2009 was primarily the result of the reduction in overall revenue and the fact that distribution expenses and the ION minimum guarantee expense do not directly correlate to the recognized revenue. Also contributing to the decrease was the aforementioned $7.0 million of film production cost impairment charges recorded during the third quarter of 2009.
Selling, general and administrative expenses decreased $9.9 million to $26.5 million in the nine months ended September 30, 2009, from $36.3 million in the same period in 2008. The decrease is primarily due to the collection of approximately $2.8 million of accounts receivable from one customer which had been reserved for in the nine months ended September 30, 2008. In addition, a portion of the difference relates to marketing and promotion expenses for programming on ION and severance costs incurred in the prior year period.
Other expense for the first nine months of 2009 totaled $0.7 million, compared to expense of $0.2 million in the same period of 2008. The 2009 expense includes the $0.8 million decrease in fair value of the Company’s interest rate swaps offset by realized foreign currency gains. Other expense for the nine months ended September 30, 2008 primarily represented foreign exchange losses.
The Company reported an Adjusted EBITDA loss of $79.0 million for the nine months ended September 30, 2009, compared with a loss of $2.9 million in the first nine months of 2008.
Loss before non-controlling interest in loss of consolidated entity for the nine months ended September 30, 2009 totaled $66.0 million, compared to $34.8 million in the same period of 2008. Loss per share for the nine months ended September 30, 2009 was $2.82. The net loss for the nine months ended September 30, 2009 is not directly comparable to the net loss for nine months ended June 30, 2008, as the Company’s results for the period from January 1, 2008 to June 22, 2008 (the period prior to the Company’s initial public offering) does not include any adjustment for non-controlling interest in loss of consolidated entity.
Liquidity and Capital Resources
As previously noted and described in more detail in the Form10-Q filed with the SEC today, based upon market conditions, reductions to ultimate revenue resulted in increased amortization on and impairment charges related to certain films during the third quarter. The Company will continue to assess market conditions, benefiting from additional data points, including current market conditions, library sales activity during the fourth quarter, to determine if additional reductions in the ultimate revenue are required. Additional losses stemming from incremental film impairments and/or the Company’s inability to meet its fourth quarter income projections could cause the Company to be in default of its Net Worth Covenant. Also, as described in more detail in the Form 10-Q, the annual independent valuation of the non-contracted portion of the Company’s film library is expected to be completed during the fourth quarter of 2009 in accordance with the Company’s First Lien Credit Facility. A reduction in the valuation of the non-contracted portion of the film library and/or the failure to resolve certain other borrowing base issues discussed in the Form 10-Q would result in a reduced borrowing base, which could restrict access to, and could require repayment of a portion of borrowings under and could cause a default under, the Company’s First Lien Credit Facility. The Company has engaged its lenders in pre-emptive discussions to address these potential issues. Although no assurances can be provided that an accommodation can be obtained on satisfactory terms or at all, any such accommodation, if reached, would likely result in alterations to the terms of the Company’s First Lien Credit Facility, including additional fees and a higher interest rate. Please refer to the Company’s Form 10-Q for a more complete discussion.

As of September 30, 2009, the Company’s credit facilities currently include: (i) two first lien facilities, a $175.0 million term loan and a $350.0 million revolving credit facility; and (ii) a $75.0 million senior second lien term loan. As of September 30, 2009, all of the Company’s debt was variable rate and totaled $589.6 million outstanding. To manage the related interest rate risk, the Company has entered into interest rate swap agreements. As of September 30, 2009, the Company had floating to fixed interest rate swaps outstanding in the notional amount of $435.0 million, effectively converting that amount of debt from variable rate to fixed rate. The interest rate swaps were amended in April 2009 which will result in cash interest savings through April 2010.
As of September 30, 2009, the Company had $3.2 million of cash compared to $22.4 million of cash at December 31, 2008. As of September 30, 2009, the Company had $7.0 million available under its revolving credit facility, net of an outstanding letter of credit, subject to the terms and conditions of that facility. The decrease in cash and availability reflects the Company’s production spending during the nine months ended September 30, 2009.
As noted above and described in more detail in the Form 10-Q, the Company has had and is continuing to have discussions with its lenders about its First Lien Credit Facility. Although there can be no assurance as to the outcome of these discussions, pending favorable resolution of these matters, management believes that the cash on hand, available borrowings under the Company credit facility and projected cash flows from operations will be sufficient to satisfy the Company’s financial obligations through at least the next twelve months.
Conference Call & Webcast
RHI Entertainment, Inc. management will hold a conference call to discuss the company’s results and outlook at 10:00 a.m. EST on Tuesday, November 10, 2009.
To access the call, interested parties in the United States and Canada may dial (888) 802-8577. Those participants outside of the U.S. and Canada may dial (973) 935-8754. The conference call I.D. number is 36158752.
A replay of the earnings call will be available beginning two hours after the completion of the call on Tuesday, November 10, 2009 through November 24, 2009. To hear the replay, callers in the U.S. and Canada may dial (800) 642-1687 and international callers may dial (706) 645-9291. The conference call I.D. number is 36158752.
This call will also be available as a live webcast which can be accessed at RHI Entertainment’s Investor Relations Website at http://ir.rhitv.com.
About RHI Entertainment

RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles comprising more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding RHI Entertainment, Inc.’s anticipated growth, future operating results and ability to secure additional capital and liquidity. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant customers and distributors, receipt of payment for license fees from our customers and distributors, the ability to attract new customers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new distribution platforms, the ability to adequately protect our intellectual property, and general economic conditions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in RHI’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission (“SEC”) on March 5, 2009 and the Company’s other public filings with the Securities and Exchange Commission. These forward-looking statements reflect RHI Entertainment, Inc.’s expectations as of the date of this release. RHI Entertainment, Inc. undertakes no obligation to update the information provided herein.

RHI ENTERTAINMENT, INC.
Financial Highlights
(In millions)

	Three Months ended	Three Months ended
	September 30, 2009	September 30, 2008	% Change

Production Revenue	$2.6	$21.8	(88)%
Library Revenue	6.9	31.7	(78)%
Total Revenue	9.5	53.5	(82)%
Gross (Loss) Profit %	(86)%	29%	(115)%
Net Loss	(16.7)	(3.5)	N/A
Adjusted EBITDA	$(24.2)	$8.9	N/A

	Nine Months ended	Nine Months ended
	September 30, 2009	September 30, 2008	% Change

Production Revenue	$14.4	$29.4	(51)%
Library Revenue	30.8	99.8	(69)%
Total Revenue	45.2	129.2	(65)%
Gross (Loss) Profit %	(10)%	31%	(41)%
Net Loss	(38.1)	(29.5)	(29)%
Adjusted EBITDA	$(79.0)	$(2.9)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
(in thousands)	2009	2008

Revenue

Production revenue	$2,576	$21,833
Library revenue	6,932	31,693

Total revenue	9,508	53,526
Cost of sales (including film production cost impairment charges of $6,957 for three months ended September 30, 2009)	17,680	38,247

Gross (loss) profit	(8,172)	15,279
Other costs and expenses:
Selling, general and administrative	8,565	9,814
Amortization of intangible assets	270	314

(Loss) income from operations	(17,007)	5,151
Other (expense) income:
Interest expense, net	(12,446)	(9,855)
Interest income	1	17
Other income (expense), net	934	(1,001)

Loss before income taxes and non-controlling interest in loss of consolidated entity	(28,518)	(5,688)
Income tax provision	(503)	(389)

Loss before non-controlling interest in loss of consolidated entity	(29,021)	(6,077)
Non-controlling interest in loss of consolidated entity	12,275	2,570

Net loss	$(16,746)	$(3,507)

Basic and diluted loss per share	$(1.24)	$(0.26)

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from	Period from	Nine Months	Nine Months
	June 23, 2008 to	January 1, 2008	Ended	Ended
	September 30,	to June 22,	September 30,	September 30,
(in thousands)	2008	2008	2008	2009
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Successor
Revenue
Production revenue	$22,765	$6,602	$29,367	$14,408
Library revenue	33,182	66,643	99,825	30,786

Total revenue	55,947	73,245	129,192	45,194
Cost of sales (including film production cost impairment charges of $6,957 for nine months ended September 30, 2009)	39,550	49,396	88,946	49,605

Gross profit (loss)	16,397	23,849	40,246	(4,411)
Other costs and expenses:
Selling, general and administrative	10,546	25,802	36,348	26,453
Amortization of intangible assets	350	671	1,021	869
Fees paid to related parties:
Management fees	—	287	287	—
Termination fee	6,000	—	6,000	—

Loss from operations	(499)	(2,911)	(3,410)	(31,733)
Other (expense) income:
Interest expense, net	(10,674)	(21,559)	(32,233)	(32,513)
Interest income	20	34	54	5
Other expense, net	(934)	706	(228)	(713)

Loss before income taxes and non-controlling interest in loss of consolidated entity	(12,087)	(23,730)	(35,817)	(64,954)
Income tax (provision) benefit	(472)	1,518	1,046	(1,021)

Loss before non-controlling interest in loss of consolidated entity	(12,559)	(22,212)	(34,771)	(65,975)
Non-controlling interest in loss of consolidated entity	5,312	—	5,312	27,907

Net loss	$(7,247)	$(22,212)	$(29,459)	$(38,068)

Basic and diluted loss per share	$(0.54)	N/A	N/A	$(2.82)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Adjusted EBITDA
(In thousands)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	Successor	Successor	Successor	Combined (1)
Net loss	$(16,746)	$(3,507)	$(38,068)	$(29,459)
Non-controlling interest in loss of consolidated entity	(12,275)	(2,570)	(27,907)	(5,312)
Interest expense, net	12,446	9,855	32,513	32,233
Realized (gain) loss on interest rate swaps	(419)	—	848	—
Depreciation of fixed assets	58	52	164	149
Income tax provision (benefit)	503	389	1,021	(1,046)
Amortization of film production costs	9,912	33,274	31,920	77,887
Film production cost impairment charges	6,957	—	6,957	—
Amortization of intangible assets	270	314	869	1,021
Capitalized film production costs	(25,941)	(29,352)	(87,523)	(91,854)
Share-based compensation	510	486	1,431	1,454
Severance-related expenses	1,147	(15)	1,814	2,832
Bad debt expense (reversal)	(658)	—	(2,992)	3,167
Financing-related expenses	—	—	—	6,000

Adjusted EBITDA (2)	$(24,236)	$8,926	$(78,953)	$(2,928)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

(2)	Adjusted EBITDA represents net loss before non-controlling interest in loss of consolidated entity, interest expense, net, income tax (benefit) expense, depreciation of fixed assets, amortization of film production costs, amortization of intangible assets, share-based compensation, bad debt expense, severance-related expenses, realized gain (loss) on interest rate swaps, film production cost impairment charges and financing-related expenses reduced by our capitalized film production costs net of changes in accrued film production costs during the applicable period. We deduct our capitalized film production costs net of changes in accrued film production costs because we consider our film production spending to be a material aspect of our ongoing operating performance. We add back any bad debt expense (reversal), severance-related expense, impairment charges, realized gain (loss) on interest rate swaps and financing-related expenses because we do not consider it to be a material aspect of our ongoing operating performance.
We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe a comparable measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present Adjusted

EBITDA or a comparable measure when reporting their results. We also use Adjusted EBITDA for the following purposes: our management uses Adjusted EBITDA to assess our operating performance; our compensation committee judges the performance of our executives and calculates their compensation, at least in part, based on our Adjusted EBITDA performance; and Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.
Adjusted EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA has limitations as an analytical tool, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
You are encouraged to evaluate such adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to, among others, the following limitations:
•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and certain amortization expenses are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,	December 31,
	2009	2008
	(Successor)	(Successor)
ASSETS
Cash	$3,248	$22,373
Accounts receivable, net of allowance for doubtful accounts and discount to present value of $6,190 and $11,933, respectively	107,822	180,125

Film production costs, net	789,404	780,122
Property and equipment, net	418	370
Prepaid and other assets, net	21,688	28,928
Intangible assets, net	1,395	2,264

Total assets	$923,975	$1,014,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$41,967	$51,477
Accrued film production costs	152,064	195,328
Debt	589,589	576,789
Deferred revenue	17,168	13,530

Total liabilities	800,788	837,124

Stockholders’ equity
Common stock, par value $0.01 per share;125,000 shares authorized and 13,505 shares issued and outstanding	135	135
Additional paid-in capital	150,435	149,609
Accumulated deficit	(74,262)	(36,195)
Accumulated other comprehensive loss	(5,228)	(11,387)

Total RHI Entertainment, Inc. stockholders’ equity	71,080	102,162
Non-controlling interest in consolidated entity	52,107	74,896

Total stockholders’ equity	123,187	177,058

Total liabilities and stockholders’ equity	$923,975	$1,014,182

RHI ENTERTAINMENT, INC.
Unaudited Selected Cash Flow Information
(In thousands)

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined	Successor
	Period from	Period from	Nine Months	Nine Months
	June 23, 2008 to	January 1, 2008 to	Ended	Ended
	September 30,	June 22,	September 30,	September 30,
	2008	2008	2008	2009

Net cash used in operating activities	$(30,574)	$(32,331)	$(62,905)	$(31,713)
Net cash used in investing activities	(77)	(81)	(158)	(212)
Net cash provided by financing activities	3,837	64,520	68,357	12,800
Cash (end of period)	6,701	33,515	6,701	3,248